Exhibit 4.62

AMENDMENT NO. 1

TO THE

COLLABORATIVE RESEARCH AGREEMENT

BETWEEN CureVac AG

AND

YALE UNIVERSITY

THIS AMENDMENT NO. 1 to the Collaborative Research Agreement (hereinafter “Agreement”) is made effective this 28th day of June, 2021 (hereinafter “Amendment NO. 1 Effective Date”), by and between CureVac AG, a German stock corporation with offices at Friedrich-Miescher-Strasse 15, 72076 Tuebingen, Germany, and Yale University, a non-profit corporation, organized and existing under the and by virtue of a special charter granted by the General Assembly of the Colony and State of Connecticut (hereinafter “Yale”) with an office at 25 Science Park, 150 Munson Street, 3rd Floor, P.O. Box 208327, New Haven, CT 06520-8327.

WHEREAS, CureVac AG and Yale entered into that certain Agreement effective July 1st, 2019.

The parties now desire to amend the terms of the Agreement as more particularly set forth herein.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.	The Term shall be extended to June 30, 2022.
2.	Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.
3.	This Amendment NO. 1 embodies the entire agreement between CureVac AG and Yale with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment NO. 1, the provisions of this Amendment NO. 1 shall control and govern.
4.	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment NO. 1 shall not, in any manner impair the Agreement, the purpose of this Amendment NO. 1 being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

IN WITNESS WHEREOF, Yale and CureVac AG have executed and delivered this Amendment effective as of the Amendment NO. 1 Effective Date.

CureVac AG		Yale University

By:	/s/ Daniel Babka	By:	/s/ Jennifer Rawlings

Name:	Daniel Babka	Name:	Jennifer Rawlings

Title:	Senior Legal Counsel	Title:	Sr.Contract Manager

Date:	6.7.21	Date:	7/6/21

By:	/s/ Dr. Ulrich Kruse

Name:	Dr. Ulrich Kruse

Title:	Senior Director IP Licensing

Date:	July 6,2021